Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2024, with respect to the financial statements of Tremblant Tax Efficient Fund LP for the year ended December 31, 2023, included in the Registration Statement (form N-1A – File No. 333-172080) of Tremblant Global ETF, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
April 22, 2024